KPMG Peat Marwick
                             Two Central Park Plaza
                                   Suite 1501
                              233 South 13th Street
                                 Omaha, NE 68102
                                 (402) 348-1450


                              Accountants' Consent


The Board of Directors
InaCom Corp.:

We consent to the incorporation by reference of our report dated February 19, 1999, with respect to the consolidated balance sheets of InaCom Corp. and subsidiaries as of December 26, 1998 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 26, 1998.

We also consent to the incorporation by reference of our report dated February 19, 1999, with respect to the supplemental consolidated balance sheets of InaCom Corp. and subsidiaries as of December 26, 1998 and December 27, 1997 and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 26, 1998. That report refers to the opinion of other auditors with respect to Vanstar Corporation ("Vanstar") a company acquired in February 1999 in a business combination accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of the Company and reflect total assets constituting 53.3 percent as of December 27, 1997 and total revenues constituting 42.1 percent and 41.7 percent for the years ended December 27, 1997 and December 28, 1996, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Vanstar, is based solely on the report of the other auditors.

         /s/ KPMG Peat Marwick LLP

Omaha, Nebraska
March 3, 1999

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